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                                                                    Exhibit 99.1
News Release
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             Media Contact:  Leon L. Judd
                             (219) 273-7631

  Analyst/Investor Contact:  Joseph A. Rainis
                             (219) 273-7158


              NATIONAL STEEL ANNOUNCES QUARTERLY DIVIDEND PAYMENT

Mishawaka, IN, February 10, 1998--National Steel Corporation (NYSE:NS) today announced that its Board of Directors has authorized a quarterly dividend payment of seven cents per common share, payable on March 11, 1998 to shareholders of record on February 25, 1998.

Osamu Sawaragi, chairman and chief executive officer, said that the dividend, the first paid on National Steel common stock since its initial public offering in early 1993, marks a significant milestone for National Steel. "This dividend reflects the Company's improved financial strength and management's confidence in the future success of the Company. It is also a tangible sign of our commitment to enhancing shareholder value."

National Steel made significant improvement in 1997, including record profits, sales and shipments. In addition, the Company strengthened its balance sheet by selling non-core assets, retiring debt and redeeming all of its outstanding preferred stock.

All statements contained in this press release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent report on Form 10-Q for the quarter ended September 30, 1997.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.